Exhibit 99.1

IronNet Reports Third Quarter Fiscal 2022 Financial Results

Revises Fiscal Year Revenue and ARR Guidance Due to Delayed Strategic Opportunities

Added 49 New Customers Year-Over-Year; Grew Cloud Subscription Revenue 74% Year-Over-Year

McLean, VA (December 15, 2021) – IronNet, Inc. (NYSE: IRNT) (“IronNet”), a leading provider of solutions Transforming Cybersecurity Through Collective Defense™, announced today its financial results for the third quarter ended October 31, 2021.

“Our prior outlook for both the quarter and fiscal year was supported by what we assessed as late-stage multi-million dollar strategic customer opportunities, the majority of which are in the U.S. public sector. We had previously expected to finalize these opportunities in the second half of the fiscal year, however they remain pending primarily due to government delays in getting funding through to federal budgets. These continue to be viable opportunities in our pipeline. Given the difficulty in predicting when they will close, we have removed them from our ARR guidance. We will disclose any strategic contracts that are accretive to our revised fiscal year ARR outlook,” said GEN (Ret.) Keith Alexander, Chairman and co-CEO of IronNet.

Alexander added: “Our conviction remains strong that the need for IronNet Collective Defense™ — characterized by anonymized, real-time network detection, event correlation and response collaboration across the public and private sectors — has never been greater. Recent government mandates and senior officials have highlighted how nations, sectors and companies must shift to defending in collaboration with one another. With this capability, IronNet has a strongly differentiated solution. We will continue to advance our strategy in pursuit of market share, encouraged by a number of leading indicators in the business, including our cloud subscription revenue growth, 30% ARR growth over the same point in time last year, and a healthy pipeline of customer opportunities that is simply taking time to convert to active engagements.”

William Welch, co-CEO of IronNet, commented: “We have taken steps to drive improved predictability in our business, including increased emphasis on cloud deployments to expedite time to value for customers. As we continue to aggressively pursue the network detection and response market, our technology continues to distinguish us from other vendors. Recent favorable evaluations by highly discriminating IT teams noted that IronNet detected attack behaviors in customer networks and cloud deployed infrastucture with a level of speed and accuracy unmatched by other vendors. This goes beyond the indicators of compromise that many already share, and is a validation of our unique model.”

Third Quarter Fiscal 2022 Financial & Operating Highlights

•	Revenue: $6.9 million compared to $7.0 million in the same quarter last year

•	Cloud subscription revenue grew to $3.8 million from $2.2 million in the same quarter last year

•	Recurring product revenue, which is defined as revenue that is subscription-based, grew to $6.1 million, up from $4.4 million in the same quarter last year

•	Gross Margin: 65.7% compared to 70.5% in the same quarter last year, with one-time cost of sales accounting charges accounting for 2.4% of the year over year decline

•	Operating loss:

•

GAAP: $185.6 million, which includes $160.1 million in non-cash stock-based compensation expense and $1.6 million of transaction expenses, in both cases one-time, accounting-driven expenses triggered by the closing of the transaction this quarter, compared to $12.6 million in the same quarter last year

•	Net loss:

•

GAAP: $193.1 million, which includes the one-time, accounting-driven expenses of $160.1 million and $1.6 million noted above as well as the additional one-time non-cash accounting-driven expense of $11.3 million related to the change in fair market value of the private warrants between the date of the closing and their exercise in late September and early October, compared to $12.5 million in the same quarter last year

•	Non-GAAP Adjusted: $20.2 million after excluding the one-time expenses described above

•	Annual Recurring Revenue (ARR): $27.5 million compared to $21.2 million at the end of the same quarter last year and $24.1 million at the end of the prior quarter

•	Dollar-based average contract length: 2.8 years compared to 3.2 years at the end of the same quarter last year

•	Calculated billings (Non-GAAP): $3.4 million compared to $8.1 million for the end of the same quarter last year

•	Cash and cash equivalents: $73.9 million at end of quarter

•	Customer Count: 74 compared to 25 at the end of the same quarter last year

Business Highlights

•

The IronNet Threat Intelligence Brief, published monthly, gathers data from IronNet’s expert threat analysts to provide insight on significant community findings from malware analysis, threat research, and detection of malicious behavior targeting an enterprise or other IronDome™ community participants. Year-to-date, IronNet has identified and reported on more than double the amount of unique malicious or suspicious indicators of compromise (IoCs) as compared to the same period in the prior year.

•

IronNet’s innovation was recognized globally with the following recent awards: the 2021 Cyber Security Awards for Threat Detection Product of the Year, CybersecAsia Readers’ Choice Awards for best in Network Monitoring and Observabiity, Northern Virginia Technology Council for Cyber Deal of the Year, and the 2021 APT Solution Provider of the Year by CyberSecurity Breakthrough.

•

IronNet executives provided thought leadership and created brand awareness for IronNet’s NDR technology and IronNet Collective Defense™ business model at recent high-profile events, including: the Advanced Threat Summit (Poland), theCUBE interview at AWS Re-Invent, Washington Post LIVE interview with David Ignatius, the 9-11 Memorial Security Summit, the Federal Reserve Roundtable, Institute of World Politics, and Singapore CISO Leadership Roundtable.

•

At the Black Hat USA and London conferences in the third quarter, IronNet expert threat hunters were selected to monitor the Network Operations Center (NOC) using the IronDefense™ solution, successfully identifying more than 1,700 potential threats at the USA conference alone.

Outlook

For the fiscal year 2022, IronNet now expects:

•	Revenue of approximately $26 million

•	ARR of approximately $30 million to exit the fiscal year

Conference Call & Webcast Information

IronNet will host a conference call to discuss these results today, Wednesday, December 15, 2021, at 5:00 p.m. ET. A live webcast of the conference call and additional materials can be accessed on IronNet’s Investor Relations website at https://www.ir.ironnet.com. A replay of the webcast will be available through the same link following the conference call.

Date:	Wednesday, December 15, 2021
Time:	5:00 p.m. ET
Webcast:	https://www.ir.ironnet.com
Dial-in number:	201-689-7807

Upcoming Investor Conference Participation

•	Needham Growth Conference

Tuesday, January 11, 2022

The webcast will be available on the Investor Relations section of the IronNet website at https://ir.ironnet.com/.

About IronNet

Founded in 2014 by GEN (Ret.) Keith Alexander, IronNet, Inc. (NYSE: “IRNT”) is a global cybersecurity leader that is transforming how organizations secure their networks by delivering the first-ever Collective Defense platform operating at scale. Employing a number of former NSA cybersecurity operators with offensive and defensive cyber experience, IronNet integrates deep tradecraft knowledge into its industry-leading products to solve the most challenging cyber problems facing the world today. For more information, visit www.ironnet.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding IronNet’s anticipated fiscal 2022 revenue and ARR as of the end of its fiscal year, its ability to transform cybersecurity, execute on its business strategy and increase market share, and the expansion of the cybersecurity market and demand for IronNet’s products and services. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside IronNet’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: IronNet’s ability to execute on its plans to develop and market new products and the timing of these development programs; IronNet’s estimates of the size of the markets for its products; the rate and degree of market acceptance of IronNet’s products; the success of other competing technologies that may become available; IronNet’s ability to identify and integrate acquisitions; the performance of IronNet’s products; potential litigation; and general economic and market conditions impacting demand for IronNet’s products. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the heading “Risk

Factors” in the final prospectus filed by IronNet with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b)(3) on September 30, 2021, as well as other documents to be filed by IronNet from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward looking statements, and IronNet does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Certain Definitions and Non-GAAP Measures

Annual Recurring Revenue (ARR) — Calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms.

Dollar-based average contract length: Calculated by multiplying the average total length of our customer contracts, measured in years or fractions thereof, by the respective revenue recognized for the last three months of each reporting period, and then dividing by the revenue attributable to software and product customers for the same three-month period used in the numerator. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base. Declines in average contract length are not reflective of the average lifetime of a customer.

Calculated billings: Calculated as total revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced to customers to access our software-based, cybersecurity analytics products, cloud platform and professional services, together with related support services, for our new and existing customers. We typically invoice our customers on multi-year or annual contracts in advance, either annually or monthly.

Non-GAAP operating loss and Non-GAAP net loss: Calculated as GAAP operating loss and GAAP net loss excluding the impact of one-time stock-based compensation expense and transaction costs related to the merger between LGL Systems Acquisition Corp. and IronNet Cybersecurity, Inc.

While we believe that calculated billings may be helpful to investors because it provides insight into the cash that will be generated from sales of our subscriptions, this metric may vary from period-to-period for a number of reasons, and therefore has a number of limitations as a quarter-to-quarter or year-over-year comparative measure. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our metric of calculated billings as tools for comparison. Because of these and other limitations, you should consider calculated billings along with revenue and our other GAAP financial results.

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated billings:

	Three Months Ended October 31,
	2021	2020	2021 vs 2020
Revenue	$6.9	$7.0	(0.1)	(1%)
Add: Total Deferred revenue, end of period	30.1	23.0	7.1	31%
Less: Total Deferred revenue, beginning of period	33.6	21.9	11.7	53%

Calculated billings	$3.4	$8.1	(4.7)	(58%)

The following table presents a reconciliation of GAAP financial measures to similar measures excluding the effects of stock-based compensation expense and transaction costs incurred as a result of the recently completed merger between LGL Systems Acquisition Corp. and IronNet Cybersecurity, Inc.and the change in fair value of private warrants between the closing of the merger and their exercise during the quarter.

	Three Months Ended October 31,	Nine Months Ended October 31,
	2021	2021
	($ in thousands)
Net loss	$(193,122)	$(225,789)
Stock compensation expense (1)	160,094	160,094
Change in fair value of warrants liabilities	11,302	11,302
Transaction costs expense (2)	1,556	2,328
Non-GAAP Adjusted Net Loss	$(20,170)	$(52,065)

(1)

Total stock based compensation of $160.1 million has been recorded within research and development of $20.9 million, sales and marketing of $49.3 million, and general and administrative expense of $89.9 million on the statement of operations

(2)	Transaction expenses have been recorded within general and administrative expense on the statement of operations

Stock compensation charges for the three month and nine month periods were precipitated by three factors (1) the occurrence of the closing of the Merger which triggered recognition of the time vested portion to that date from the pool of issued RSUs, (2) the de-SPAC type of trigger which satisfied the liquidity event condition on the RSUs that required an accounting revaluation of the vested RSUs at the time of the charge to their value on the date of the closing and (3) the accounting requirement to use a graded recognition method instead of a straight line method where the graded method used brings stock compensation charges forward compared to the straight line method.

IronNet Contacts:

IronNet Investor Contact: Nancy Fazioli: IR@ironnet.com

IronNet Media Contact: Thomas Scholl: Media@ironnet.com

IronNet Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share amounts, Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Product, subscription and support revenue	$6,132	$5,958	$18,038	$18,047
Professional services revenue	781	1,055	1,327	3,779

Total revenue	6,913	7,013	19,365	21,826
Cost of product, subscription and support revenue	2,082	1,252	5,505	3,534
Cost of professional services revenue	286	817	617	1,596

Total cost of revenue	2,368	2,069	6,122	5,130
Gross Profit	4,545	4,944	13,243	16,696
Operating expenses
Research and development	28,144	5,687	42,606	19,965
Sales and marketing	57,196	7,155	72,046	23,265
General and administrative	100,267	4,714	111,952	16,690

Total operating expenses	185,607	17,797	226,604	59,920
Operating Loss	(181,062)	(12,613)	(213,361)	(43,225)
Other (expense) income, net	(724)	178	(1,070)	125
Change in fair value of warrants liabilities	(11,302)	—	(11,302)	—
Loss before income taxes	(193,088)	(12,435)	(225,733)	(43,099)
Benefit (provision) for income taxes	(34)	(19)	(56)	(58)

Net loss	$(193,122)	$(12,454)	$(225,791)	$(43,158)

Basic and diluted net loss per common share	(2.22)	(0.19)	(3.05)	(0.67)
Weighted average shares outstanding, basic and diluted	87,178,432	65,067,942	74,001,217	64,064,424

IronNet Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts, Unaudited)

	October 31,	January 31,
	2021	2021
Assets
Current assets
Cash and cash equivalents	$73,891	$31,543
Accounts receivable	2,246	1,643
Unbilled receivable	3,885	1,425
Related party receivables and loan receivables	3,521	3,599

Account and loan receivables	9,652	6,667
Inventory	2,672	2,180
Deferred costs	2,416	2,068
Prepaid warranty	814	1,037
Prepaid expenses and other current assets	4,254	2,172

Total current assets	$93,699	$45,667
Deferred costs	1,320	2,056
Property and equipment, net	5,596	2,792
Prepaid warranty	897	878
Deposits and other assets	490	298

Total assets	$102,002	$51,691

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,380	$1,922
Accrued expenses	6,196	2,591
Deferred revenue	12,929	12,481
Deferred rent	154	134
Short-term PPP loan	—	3,487
Income tax payable	135	88
Other current liabilities	689	689

Total current liabilities	24,483	21,392
Deferred rent	808	928
Deferred revenue	17,181	21,563
Warrants	43	—
Long-term PPP loan	—	2,093
Other long-term liabilities payable	689	689

Total liabilities	$43,204	$46,665
Commitments and contingencies (Note 7)
Stockholders’ equity
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock; $0.0001 par value; 500,000,000 shares authorized; 88,718,630 and 65,353,098 shares issued and outstanding at October 31, 2021 and January 31, 2021, respectively	9	7
Additional paid-in capital	459,349	180,853
Accumulated other comprehensive (loss) income	267	40
Accumulated deficit	(400,828)	(175,039)
Subscription notes receivable	—	(835)
Total stockholders’ equity	58,798	5,026

Total liabilities and stockholders’ equity	$102,002	$51,691

IronNet Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, Unaudited)

	Nine Months Ended October 31,
	2021	2020
Cash flows from operating activities
Net loss	$(225,789)	$(43,157)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	659	935
Loss (Gain) on sale of fixed assets	(1)	220
Bad debt expense	—	33
Employee stock based compensation	160,156	27
Non-cash interest expense	1,061	97
Change in fair value of warrants liabilities	11,302	—
Non-cash interest income on amounts due from stockholder	(8)	(12)
Changes in operating assets and liabilities:		—
Accounts receivable	(2,984)	(962)
Deferred costs	388	(982)
Inventories	(492)	(494)
Prepaid expenses and other current assets	(3,157)	(71)
Deposits and other assets	(194)	75
Prepaid warranty	205	157
Accounts payable	1,011	(976)
Accrued expenses	2,552	1,388
Income tax payable	47	58
Deferred rent	(100)	(131)
Deferred revenue	(3,934)	2,689
Warrants	43	—
Other long-term liabilities payable	0	1,209

Net cash used in operating activities	(59,235)	(39,897)

Cash flows from investing activities
Purchases of property and equipment	(2,245)	(425)
Proceeds from the sale of fixed assets	228	81
Sales of investments	—	647
Proceeds from the maturity of investments	—	754

Net cash (used in) provided by investing activities	(2,017)	1,057

Cash flows from financing activities
Proceeds from issuance of common stock	634	44,080
Proceeds from borrowing SVB Bridge loan	15,000	—
Proceeds from borrowing PPP loan	—	5,580
Payment of loan - SVB bridge	(15,000)	—
Payment of PPP loan	(5,580)	—
Merger recapitalization	4,214	—
Proceeds from PIPE shares	125,000	—
Payment of transaction costs	(21,179)	—
Proceeds from stock subscriptions	293	47

Net cash provided by financing activities	103,382	49,707

Effect of exchange rate changes on cash and cash equivalents	217	(407)

Net change in cash and cash equivalents	42,348	10,460

Cash and cash equivalents
Beginning of the period	$31,543	$10,806

End of the period	$73,891	$21,266
Supplemental disclosures of non-cash investing and financing activities
Interest earned on subscription notes receivable	8	12
Unpaid purchases of property and equipment	(1,446)	—
Non-cash settlement of related party loan receivable for common shares	(1,075)	—
Unrealized loss on investment	—	(2)